Exhibit 10.1

PROMISSORY NOTE

$1,750,000	December 31, 2009

ARTICLE I
GENERAL

1.1   General.

Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.) (the “Payor”), for value received, hereby promises to pay to the order of Dieter Esch, or such holder’s successors and assigns (the “Holder”), the principal amount of one million seven hundred and fifty thousand dollars ($1.750 million) or such greater or lesser amount outstanding on the Maturity Date (as defined below), together with interest thereon calculated from the date hereof in accordance with the provisions of this promissory note (this “Promissory Note”).

1.2   The Promissory Note.

This Promissory Note is executed and delivered pursuant to and in accordance with the terms of that certain letter agreement between Payor and Holder, dated as of February 13, 2009 (as such agreement may be amended, modified or otherwise supplemented from time to time the “Letter Agreement”).

1.3   Defined Terms.

Capitalized terms used herein without definition are used as defined in the Letter Agreement.  As used in this Promissory Note:

“Business Day” shall have the meaning ascribed to such term in the Acquisition Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Acquisition Agreement.

“Event of Default” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Holder” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Interest Rate” shall mean the Weighted Average Loan Document Rate, from the date of this Promissory Note to the date of payment thereof.

“Letter Agreement” shall have the meaning ascribed to such term in Section 1.2 hereof.

“Maturity Date” shall mean December 31, 2010

“Payment Date” means each March 31, June 30, September 30 and December 31, occurring after the date hereof, commencing at the end of the first calendar quarter following issuance of this Promissory Note.

“Payor” shall have the meaning ascribed to such term in Section 1.1.

“Weighted Average Loan Document Rate” shall mean the sum of (a) the product of (x) the Term Factor times (y) 6.65% plus (b) the product of (u) the Revolver Factor times (v) the Adjusted Prime Rate; where (i) the “Term Factor” means the fraction of the outstanding total indebtedness owed to Signature Bank (immediately prior to any repayment that resulted in the issuance of this Promissory Note) under the term loan as set forth in Loan Documents, (ii) the “Revolver Factor” means one (1) minus the Term Factor and (iii) the “Adjusted Prime Rate” means the prime rate (Bank of New York Mellon) plus one half percent (.5%).

ARTICLE II
NOTE PROVISIONS

2.1        Maturity Date; Manner of Payment.

(a) The outstanding principal balance of this Promissory Note, together with all accrued, but unpaid interest thereon, shall be due and owing on the Maturity Date.

(b) All payments of principal and interest on this Promissory Note shall be made in lawful tender of the United States by check or by wire transfer of immediately available funds to an account designated by the Holder in writing.  If any principal or interest payment under this Promissory Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

2.2           Interest.

Interest on the outstanding principal balance of this Promissory Note shall accrue at the rate per annum equal to the Interest Rate from the date hereof until payment in full of this Promissory Note.  Interest on this Promissory Note shall be computed on the basis of a 360-day year and the actual number of days elapsed.   Interest shall be paid in arrears on monthly basis within 5 Business Days following the end of each month.

2.3           Amortization.

Until payment in full of this Promissory Note, principal shall be repaid on a quarterly basis on each Payment Date in quarterly installments of two hundred and fifty thousand dollars ($250,000.00); provided that such installment payment shall be reduced ratably in the event that one or more similar additional promissory notes are issued under the Letter Agreement, such that the aggregate installment payments on each such Payment Date under all such notes shall not exceed two hundred and fifty thousand dollars ($250,000.00).

2.4           Interest on Overdue Amounts.

So long as any Event of Default shall be continuing, the Payor shall pay, in cash on demand, interest to the extent permitted by law on this Promissory Note at a rate per annum equal to two percent (2%) above the Interest Rate in effect.

2.5           Prepayments.

This Promissory Note may be prepaid at any time in whole or in part prior to the Maturity Date, without any prepayment penalty, premium or fee of any kind, upon two (2) Business Days advance notice to Holder.

2.6           Mandatory Prepayment.

Upon the closing of (and initial funding to Payor or its subsidiaries of amounts under) a new revolving bank or debt facility (other than under the Loan Documents) for Payor or the Company which provides Payor or the Company with committed working capital financing (the “New Facility”), Payor shall use proceeds, up to the amount Payor or the Company is permitted to draw under such New Facility, to repay all or a portion of the amounts outstanding under this Note and/or any other comparable outstanding promissory notes issued to Holder (i.e., Holder shall inform Payor to which note or notes such proceeds shall be directed).

ARTICLE III
EVENTS OF DEFAULT

3.1   Events of Default.

Each of the following events or occurrences shall constitute an “Event of Default”:

(a) the Payor shall fail to pay principal when due, and such failure to make such payments continues unremedied for more than 15 days after notice thereof;

(b) the Payor shall fail to pay principal when due at the Maturity Date;

(c) the Payor shall fail to comply in any material respect with any other agreement, covenant or undertaking set forth in this Promissory Note, and such failure to comply continues unremedied for more than 30 days after notice thereof;

(d) the Payor or any of its subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or failure to have dismissed within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing; or

(e) the Payor or any of its subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due.

3.2   Action upon any Event of Default.

If any Event of Default shall occur, the outstanding principal amount, together with accrued but unpaid interest thereon may at the option of the Holder upon notice to the Payor be declared immediately due and payable.

ARTICLE IV
MISCELLANEOUS PROVISIONS

4.1   Covenant.

During the time principal amounts are outstanding under this Promissory Note, Payor agrees not to grant to any third party any lien on assets of the Company except for Permitted Liens.  “Permitted Liens” means (i) liens in existence as of the Closing Date (including but not limited to liens granted under or in connection with the Loan Documents), (ii) liens granted to any lender or lenders under or in connection with any New Facility (or any other credit facility entered into in substitution of the credit facility under the Loan Documents), (iii) liens for taxes that are not yet due and payable or are being contested in good faith and (iv) workmen, repairmen, warehousemen, customer, employee, carrier and similar liens arising in the ordinary course of business.

4.2   Waivers, Amendments, etc.

The provisions of this Promissory Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Payor and the Holder.

4.3   Notices.

All notices, requests, consents, payments, demands, and other communications required or contemplated under this Promissory Note shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed), (b) sent by telegram (other than where original payment or other documents must be delivered) for delivery within twenty-four (24) hours or (c) sent by FedEx, DHL Worldwide Express or Airborne Courier (for next Business Day delivery), shipping prepaid, as follows:

If to the Payor, addressed to it:

Wilhelmina International, Inc.
(formerly New Century Equity Holdings Corp.)
200 Crescent Court, Suite 1400
Dallas, Texas 75201

Attention:     Chief Financial Officer
Telephone:    (214) 661-7474
Facsimile:      (214) 661-7475

If to the Holder, addressed to it:

Horst Dieter Esch
1090 Primrose Place
Park City, UT 84098

Telephone:    (435) 615-1227
Facsimile:       (   )

or to such other persons or entities or addresses as any person or entity may request by notice given as aforesaid.  Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by telegram, twenty-four (24) hours after the time sent, or, if sent by FedEx, DHL Worldwide Express or Airborne Courier, one Business Day after such sending; it being understood that receipt of any notice after 5:00 p.m. (in the recipient's time zone) on any day shall be deemed to be received on the next Business Day.

4.4   Severability.

Any provision of this Promissory Note which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Promissory Note or affecting the validity or enforceability of such provision in any other jurisdiction.

4.5           Headings.

The headings of this Promissory Note are inserted for convenience only and shall not affect the meaning or interpretation of this Promissory Note or any provisions hereof.

4.6           Replacement of Promissory Note.

Upon the Payor’s receipt of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Promissory Note and, in case of loss, theft or destruction, of an indemnity reasonably satisfactory to it, or, in the case of mutilation, upon surrender and cancellation of this Promissory Note, and in all cases upon reimbursement to the Payor of all reasonable expenses incidental thereto, the Payor will make and deliver a new Promissory Note of like tenor in lieu of this Promissory Note.

4.7           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK.  EACH OF PAYOR AND HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE.  EACH OF PAYOR AND HOLDER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW (A) ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT; AND (B) ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF PAYOR AND HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

4.8           Entire Understanding.

This Promissory Note (together with the Letter Agreement and any other documents to be delivered hereunder and thereunder) constitutes the entire understanding and agreement between the parties hereto concerning the subject matter hereof.  All negotiations and writings between the parties with respect to the subject matter hereof are merged into this Promissory Note, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein or to be delivered hereunder.

4.9           Usury Laws.

It is the intention of the Payor and the Holder of this Promissory Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Promissory Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Promissory Note is accelerated by reason of an election by the Holder hereof resulting from an Event of Default or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder hereof either be rebated to the Payor or credited on the outstanding principal amount of this Promissory Note, or if this Promissory Note has been paid, then the excess shall be rebated to the Payor.  The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Promissory Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Promissory Note remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Payor or credited on the outstanding principal amount of this Promissory Note, or if this Promissory Note has been repaid, then such excess shall be rebated to the Payor.

4.10         Successors; Third-Party Beneficiaries.

This Promissory Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither the Payor nor Holder may assign, sell, pledge or otherwise transfer its rights or obligations under this Promissory Note without the prior written consent of the other party, which consent may be withheld in the other party’s sole discretion; provided that Holder may assign its rights under this Promissory Note to a controlled affiliate of Holder or to a family member for estate planning purposes; provided further that the foregoing shall not restrict Holder from conveying an economic interest in 50% of the principal proceeds of this Note to Krassner Family Investments Limited Partnership (“KFILP”) by side agreement between Holder and KFILP so long as no legal rights hereunder are assigned, sold, pledged or otherwise transferred by Holder without the consent of Payor.  Notwithstanding anything to the contrary, there are no third-party beneficiaries of this Promissory Note.

4.11         Waiver.

Except as otherwise provided for in this Note, and to the fullest extent permitted by applicable law, Payor waives presentment, notice, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of this Note at any time held by the Holder on which Payor may in any way be liable, and hereby ratifies and confirms whatever the Holder may do in this regard.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative.

4.12         Attorney’s Fees and Costs.

In the event that this Note is collected in whole or in part through suit, arbitration, mediation, or other legal proceeding of any nature, then and in any such case there shall be added to the unpaid principal amount plus interest all costs and expenses of collection, including, without limitation, attorney’s fees and disbursements.

[Signature Page Follows]

 IN WITNESS WHEREOF, the Payor has duly executed and delivered this Promissory Note as of the date first written above.

Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.)

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Chief Executive Officer